UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

Endurance International Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001- 36131	46-3044956
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10 Corporate Drive, Suite 300 Burlington, MA	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 852-3200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 28, 2014, The Endurance International Group, Inc., a Delaware corporation (“Endurance”), a wholly owned subsidiary of Endurance International Group Holdings, Inc., a Delaware corporation (the “Company”), entered into a Master Service Agreement (the “Agreement”) with Ace Data Centers, Inc., a Utah corporation (“Ace”). Under the terms of the Agreement, which is retroactively effective as of January 1, 2014 (the “Effective Date”), Endurance will license space at a data center facility in Provo, Utah. The Agreement provides for a term of ten years from the Effective Date and, beginning four years after the Effective Date, further provides Endurance the option to exercise a right of early termination, such termination to become effective twenty-four months following Endurance’s delivery of written notice of termination to Ace within one week of any fiscal quarter’s end. The Agreement further provides Endurance with a right of first refusal with respect to any sale of the data center, providing Endurance the right to buy the data center if Ace receives an offer to purchase the data center from any third party. If Endurance declines to exercise its right of first refusal, both Endurance and such third party purchaser would have the right to terminate the Agreement by providing twenty-fourth months’ notice to the other party. Assuming no early termination, and provided Endurance does not exercise its right of first refusal, the Agreement has a total estimated financial obligation of approximately $102 million over the ten year term (the “Total Financial Obligation”), exclusive of certain fees and charges, including without limitation, non-recurring charges, late fees or other penalties, fees for additional bandwidth purchased by Endurance and additional services not contemplated in the Agreement. The Total Financial Obligation, which shall be invoiced monthly, is based on an annual fixed rate that shall incrementally increase each year over the term of the Agreement.

Item 1.02.	Termination of a Material Definitive Agreement

The information set forth under Item 1.01 above is incorporated by reference into this Item 1.02.

On February 28, 2014, as a result of the execution of the Agreement, Endurance and Ace terminated the following agreements: Master Service Agreement, dated as of May 10, 2011, by and between Endurance and Ace; Ace Data Center Colocation Service Level Agreement, dated May 10, 2011, by and between Endurance and Ace; Ace Data Center IP Transit Service (Carrier Services) Agreement, dated as of October 20, 2010, by and between Endurance and Ace; Ace Data Center Rack Cabinet and Power Services Agreement, dated as of June 3, 2011, as amended August 15, 2011, by and between Endurance and Ace; and Bandwidth Internet and Private Line Services Agreement, dated as of May 10, 2011, by and between Endurance and Ace (collectively, the “Terminated Agreements”). Neither the Company nor Endurance incurred any early termination penalties as a result of the termination of the Terminated Agreements.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Date: March 6, 2014

/s/ Tivanka Ellawala
(Signature)
	Name:	Tivanka Ellawala
	Title:	Chief Financial Officer